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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF AMENDMENT

                                       OF

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                               VERSANT CORPORATION

NICK ORDON and LEE MCGRATH certify that:

      1. They are the President and Secretary, respectively, of Versant Corporation, a California corporation.

      2. Article III of the Amended and Restated Articles of Incorporation of this corporation is hereby amended to read in its entirety as follows:

            This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and Preferred Stock," both of which shall have no par value. The total number of shares of all classes which the Corporation is authorized to issue is forty-eight million (48,000,000) shares. Forty-five million (45,000,000) shares shall be Common Stock and three million (3,000,000) shares shall be Preferred Stock.

            The Preferred Stock authorized by the Articles of Incorporation of this corporation may be issued from time to time in series. Subject to compliance with applicable protective voting rights which may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Corporation's Articles of Incorporation, the Board of Directors of this Corporation is authorized, from time to time, to determine or alter the rights, preferences, privileges and restrictions granted to, or imposed upon, any wholly unissued series of Preferred Stock, and to fix the number of shares of any such series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series prior to or subsequent to the issuance of shares of that series.

      3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the board of directors.

      4. The foregoing amendment of the Amended and Restated Articles has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the corporation is 14,899,011 shares of Common Stock and 1,313,743 shares of Series A Preferred Stock. The
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number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding shares of Common Stock and more than fifty percent (50%) of the outstanding shares of Common Stock and Series A Preferred Stock voting together.

      We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  July 31, 2003

                                        /s/ Nick Ordon
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                                        Nick Ordon, President

                                        /s/ Lee McGrath
                                        ----------------------------------------
                                        Lee McGrath, Secretary